Exhibit E-5

                       KeySpan's Non-Utility Subsidiaries

          KeySpan is a diversified energy holding company which, through its direct and indirect subsidiaries, engages in energy related businesses. KeySpan engages in its non-utility activities through sixteen (16) direct non-utility subsidiaries which are as follows: KeySpan Energy Corporation; KeySpan Operating Services LLC; KeySpan Exploration and Production, LLC; KeySpan Corporate Services LLC; KeySpan Utility Services LLC; KeySpan Electric Services LLC; KeySpan Energy Trading Services LLC; Marquez Development Corporation; Island Energy Services Company, Inc.; LILCO Energy Systems Inc.; KeySpan-Ravenswood Inc.; KeySpan-Ravenswood Services Corp.; KeySpan Energy Supply, LLC; KeySpan Services, Inc.; Honeoye Storage Corporation; and, KeySpan Technologies Inc.. In addition, KeySpan's gas utility subsidiary, Brooklyn Union, owns all or part interests in three (3) subsidiaries that are engaged in non-utility businesses.

          The following is a description of the activities of KeySpan's direct and indirect non-utility subsidiaries.

        1.    KeySpan Energy Corporation ("KEC")

          KEC, a New York corporation, is a holding company for a variety of energy related businesses which are conducted through its five (5) direct, non-utility subsidiaries (KeySpan North East Ventures, Inc., KeySpan Energy Development Corporation, THEC Holdings Corp., KeySpan Natural Fuels, LLC ("KNF") and GEI Development Corp. ("GEI") and indirectly through Brooklyn Union's non-utility subsidiaries.1 Their non-utility businesses are described below.

          KeySpan North East Ventures, Inc. ("KNEV"). KNEV, a Delaware corporation, holds a 90% ownership interest in Northeast Gas Markets, LLC. Northeast Gas Markets, LLC, a Delaware limited liability company, provides natural gas procurement, management and marketing services to clients located in the northeastern part of the United States.

_______________________
1 Brooklyn Union is a utility subsidiary of KEC.

          KeySpan Energy Development Corporation ("KEDC"). KEDC, a Delaware corporation, is a development company, and a holding company for companies, engaged in international and domestic non-utility activities. KEDC's primary activities, both directly and through its eight (8) direct subsidiaries, are the development, ownership and operation of market area natural gas pipelines and storage facilities located in the United States.; and, investments in companies which develop, own and/or operate non-utility generation plants, gas processing plants and gathering systems, liquid natural gas processing facilities, foreign utility companies ("FUCOs") under Section 33 of the Public Utility Holding Company Act of 1935 (the "Act"), natural gas pipelines, and oil fields located in certain areas of Europe, Canada, or Latin America. As further described below, KEDC's direct subsidiaries are GTM Energy, LLC ("GTM"); Honeoye Storage Corporation ("Honeoye"), KeySpan International Corporation ("KeySpan International"), GEI Timna, Inc. ("GEI Timna"), KeySpan Cross Bay, LLC ("KeySpan Cross Bay"), KeySpan Midstream, LLC ("KeySpan Midstream"), Solex Production Limited ("Solex") and Adrian Associates ("Adrian").

        o KEDC owns a 50% ownership interest in GTM, a Delaware limited liability company. GTM is a joint venture engaged in the development of an electric generation project in the City of New York, which may obtain exempt wholesale generator status under Section 32 of the Act ("EWGs").

        o KEDC owns 28.8% of the outstanding common stock of Honeoye.2 Honeoye, a New York corporation, owns an underground gas storage facility in Ontario County, New York consisting of 28 injection/withdrawal wells, 12 observation wells, 19 miles of field gathering lines, compressor units totaling 2700 and 10.5 miles of transmission pipeline connecting the facilities to the Tennessee Gas Pipeline gas transmission system. Honeoye provides up to 40.8 billion cubic feet (BCF) of storage service to New York and New England area gas distribution companies.

        o KeySpan International, a Delaware corporation, is a holding company for investments in gas distribution, transportation and electric projects in selected developing markets in Europe and Latin America. As described below, KeySpan International has two (2) direct, wholly-owned subsidiaries, KeySpan CI Ltd. and KeySpan CI II Ltd., which directly or indirectly hold interests in the foreign operations.

__________________

2 KeySpan also directly holds a 23.33% interest in Honeoye.

            o KeySpan CI Ltd., a Cayman Island corporation, directly holds a 24.5% ownership interest in Phoenix Natural Gas Limited ("Phoenix"), a natural gas distribution system located in Northern Ireland. Phoenix is a FUCO. KeySpan CI also holds a 50% interest in Premier Transco Limited ("Premier"), which is a natural gas transportation pipeline company owning and operating pipeline facilities spanning the Irish Sea between southwest Scotland and Northern Ireland.3

            o KeySpan CI II, Ltd., a Cayman Island corporation, through its wholly owned subsidiary, Grupo KeySpan S. de R.L. de C.V., holds a 50% interest in FINSA Energeticos, S. de R.L. de C.V. ("FINSA"). FINSA is a Mexican company and a FUCO which owns a small gas distribution company in Mexico. It is also involved in the development of generation and gas pipeline projects in Mexico.

    o GEI Timna, a Delaware corporation, was formed to develop an Israeli power project. GEI Timna is inactive and owns no assets. It is currently in the process of winding up its business and it will be dissolved as soon as practicable.

    o KeySpan Cross Bay, a Delaware limited liability company, owns a 25% interest in the Cross Bay Pipeline Company, LLC ("Cross Bay"). Cross Bay is involved in the development of the Cross Bay pipeline, a proposed interstate pipeline that would be subject to the Federal Energy Regulatory Commission ("FERC") jurisdiction and which will transport gas from two existing interstate pipelines located in New Jersey to customers located in New York City and Long Island.

    o KeySpan Midstream, a Delaware limited liability company, indirectly holds, through several wholly-owned subsidiaries, (i) an approximate 50% interest in each of GMS Facilities Limited. ("GMF"), Gulf Midstream Services Limited ("GMS"), and Gulf Midstream Services Partnership ("GMSP") (collectively, the "Canadian Companies") and (ii) a 100% interest in KeySpan Energy Canada, Ltd. ("KeySpan Canada").4


___________________

3 KeySpan CI, Ltd. directly holds a 24.5% interest in Premier and a 25.5% indirect interest through its wholly-owned subsidiary named KeySpan (UK) Limited, a corporation organized under the laws of the United Kingdom.

4 A chain of intermediary companies has been established for the purpose of holding interests in the Canadian Companies and KeySpan Canada. KeySpan Midstream and KEDC together own 100% of KeySpan

        o GMF, a Canadian corporation, owns two natural gas processing plants and associated gathering systems in western Canada.

        o GMS, a Canadian corporation, markets natural gas liquids and is the agent for, and is engaged in, the operation of the gas processing plants and associated gathering facilities of GMF and GMSP.

        o GMSP, a Canadian general partnership, owns 12 natural gas processing plants and associated gathering facilities and is also involved in natural gas liquids fractionation, storage, transportation and marketing in western Canada.

        o KeySpan Canada, a Canadian corporation, owns an interest in the Taylor Gas Liquids Partnership ("Taylor"). Taylor owns an interest in the Younger NGL Extraction Plant (the "Younger Plant") in western Canada which is a natural gas liquids and extraction facility. KeySpan Canada's partnership interest entitles it to a fluctuating percentage of cash distributions from the limited partnership's cash flow depending on the amount of production from the Younger Plant in excess of 8,000 bbl/day and the capital funding of the plant.

    o Solex, a Canadian corporation, owns the Nipisi oil field located in western Canada. Solex is developing the field and has begun producing and selling oil.

    o   KEDC  holds  an  18.6%  interest  in  Adrian  Associates,   a  New  York
        partnership, which owns a gas storage facility in Steuben, New York.

          THEC Holdings Corp. ("THEC"). THEC Holdings Corp., a Delaware corporation, holds a 64% interest in The Houston Exploration Company ("Houston Exploration"). Houston Exploration, a Delaware corporation, is engaged in the

_______________________________________________

CI Midstream Ltd., a Cayman Island corporation, which in turn is the sole shareholder of KeySpan Luxembourg S.A.R.L. ("KS Luxembourg"). KS Luxembourg, a Luxembourg limited liability company, and its wholly-owned subsidiary, Nicodama Beheer V.B.V. (a Netherlands company), hold all of the issued and outstanding shares of KeySpan Energy Development Co. (Nova Scotia) ("KeySpan Nova Scotia"). KS Luxembourg also owns 100% of KS Midstream Finance Co. (Nova Scotia) which has extended credit to KeySpan Nova Scotia. KeySpan Nova Scotia directly owns a 50% interest in each of the Canadian Companies, 100% of KeySpan Canada, and a 37% interest in the Paddle River gas processing plant located in western Canada.

exploration, development and acquisition of domestic natural gas and oil properties. Houston Exploration also owns associated gathering systems and exploration and drilling equipment and is engaged in small scale marketing, supplying, transportation and storage. The company has offshore properties in the Gulf of Mexico and onshore properties in Texas, Louisiana and West Virginia. Houston Exploration also owns 100% of Seneca-Upshur Petroleum, Inc. ("Seneca"), a Delaware corporation, which is a general partner in a group of limited partnerships which own oil and gas properties in West Virginia. Houston Exploration manages, operates and drills the wells for Seneca.

          KeySpan Natural Fuels, LLC. ("KNF"), a Delaware limited liability company, owns certain interests in onshore producing wells of Houston Exploration that produce oil and gas from non-conventional fuel sources, such as oil being produced from shale and tar sands and natural gas being produced from geopressured brine, Dluonion shale, coal seams and tight sand formations. Houston Exploration manages and administers the daily operation of these properties.

          GEI Development Corp. ("GEI"). GEI, is the successor company to, and holds the outstanding obligations of, Gas Energy Inc. and Gas Energy Cogeneration Inc., which owned interests in several QFs. The QF interests were sold to Calpine Corporation in December 1997. GEI is currently in the process of winding down its business affairs and will be dissolved as soon as practicable.


          Brooklyn  Union  Subsidiaries.  Brooklyn  Union has three (3)  direct,
wholly-owned   subsidiaries   which  are  engaged  either  directly  or  through
subsidiaries in the following non-utility activities businesses: partial ownership interests in a gas transportation pipeline regulated by the FERC; and partial ownership interests in companies which imports and markets Canadian natural gas. The Brooklyn Union's subsidiaries are as follows.

        o North East Transmission Co., Inc., (a Delaware corporation and a wholly-owned Brooklyn Union subsidiary) holds a 18.4% general partner interest in the Iroquois Gas Transmission System, L.P. ("Iroquois"). Iroquois is a FERC regulated natural gas pipeline which transports natural gas from Canada to the Northeast United States. Iroquois has a wholly owned subsidiary, Iroquois Pipeline Operating Company, which operates the Iroquois' pipeline.

        o Brooklyn Union holds a 32.4% interest in Boundary Gas Inc., a Delaware corporation, which imports and markets Canadian natural gas, for delivery through the facilities of U.S. pipeline companies, to utilities located in the northeastern part of the United States, including Brooklyn Union.

        o Alberta Northeast Gas, Ltd. ("Alberta"). Alberta is a Canadian corporation which exports and markets natural gas, for delivery through the Iroquois pipeline, to utilities located in the Northeast part of the United States, including Brooklyn Union.

                2.    KeySpan Electric Services LLC ("KES")


          KES is a New York limited liability company which, pursuant to a contract, provides day-to-day operation and maintenance services and construction management services to the Long Island Lighting Company d/b/a LIPA ("LIPA") for LIPA's transmission and distribution facilities located on Long Island, New York. KeySpan Electric's services are subject to the overall direction of LIPA and LIPA maintains control over major decisions.5

                3.    KeySpan Operating Services LLC ("KOS")


          KOS, a New York limited liability company, holds a 51% interest in KeySpan Energy Construction, LLC. ("KeySpan Construction"). KeySpan Construction provides electric field services to affiliated and unaffiliated electric utilities and other energy related companies located in the New York metropolitan area. Such field services include the installation, maintenance and replacement of electric transmission and distribution equipment.

          4.    KeySpan Exploration and Production, LLC ("KEP")


          KEP, a Delaware limited liability company, is part of a joint venture with The Houston Exploration Company to conduct offshore gas and oil exploration and development in the Gulf of Mexico consisting of drilling undeveloped offshore leases. The offshore leases are owned 55% by Houston Exploration and 45% by KEP.



______________________

5 KES is not an electric utility company under PUHCA. See BL Holding Corp., Holding Co. Act Release No. 26875 at 5 fn. 8 (May 15, 1998).

                5.    KeySpan Corporate Services LLC ("KCS")

          KCS,  a  New  York  limited  liability  company,   provides  corporate
administrative services including financial, legal and tax services to KeySpan and its subsidiaries and affiliates.

                6.    KeySpan Utility Services LLC ("KUS")

              KUS, a New York limited liability company, provides the following services to LIPA and various KeySpan subsidiaries, including Brooklyn Union and KeySpan Gas East: gas and electric transmission and distribution system planning; marketing services; procurement of goods and services; research and development services; meter repair operations; and corporate administrative services.

                7.    KeySpan Energy Trading Services LLC ("KETS")

          KETS, a New York limited liability company, is a broker of electricity and gas which is responsible for all energy supply services on behalf of LIPA, KeySpan Gas East and Brooklyn Union. The services provided by KETS include energy supply portfolio management, risk management and associated administration and billing. On behalf of LIPA, KETS is responsible for (a) the purchase from third parties of additional capacity and energy that LIPA needs to serve its customers, and (b) the off-system sale of LIPA's energy which it does not require to meet the needs of its system customers.

                8.    Marquez Development Corporation ("MDC")

          KeySpan owns a 75% interest in Marquez Development Corp. ("Marquez") which owns an inactive uranium mill and mine in New Mexico, however, the uranium was never mined. Marquez's facilities are currently in the process of being dismantled.6



____________________

6 The interest in Marquez was originally purchased by LILCO in the 1970's as a potential fuel supply source for its nuclear generation facilities. KeySpan acquired the Marquez interest as part of its acquisition in 1998 of certain of LILCO's generation and gas assets.

                9.    Island Energy Services Company, Inc. ("Island Energy")

          KeySpan owns a 70% interest in Island Energy, a New York corporation. Island Energy is an inactive company which owns no assets.

                10.   LILCO Energy Systems Inc. ("LES")

          LILCO Energy Systems, Inc., a New York corporation, holds a 1% general partner interest in Iroquois.7

                11.   KeySpan-Ravenswood, Inc. ("KeySpan-Ravenswood")

          KeySpan - Ravenswood, Inc., a New York corporation, is an exempt wholesale generator ("EWG") pursuant to Section 32 of the Act. Keyspan-Ravenswood owns and/or leases and operates an approximate 2,168 megawatt electric generating facility located in Queens, New York ("Ravenswood Facility"). It sells energy and capacity at wholesale in the New York market.

                12.   KeySpan-Ravenwood Services Corp. ("KRS")

          KRS, a New York corporation, is primarily engaged in providing day-to-day operation and maintenance services to KeySpan-Ravenswood for the Ravenswood Facility, subject to KeySpan-Ravenswood's overall direction and control. KRS also provides small amounts of electricity to The Consolidated Edison Company of New York, Inc. ("Con Edison") and provides day to day operation and maintenance services to Con Edison for its steam plant located at the site of the Ravenswood Facility. KRS does not own any electric or steam facilities.


____________________

7 Collectively, KeySpan indirectly holds a 19.4% interest in Iroquois through LILCO's 1% interest and, as described above, North East Transmission Co.'s 18.4% general partnership interest.

                13.   KeySpan Energy Supply, LLC ("KE")

          KE, a Delaware limited liability company, is engaged in energy marketing and brokering activities. It purchases gas and electricity as agent for customers of KeySpan Energy Services, Inc. and KeySpan Energy Management, Inc. KE also purchases the fuel supply for KRS as an agent and manages the bidding of KeySpan-Ravenswood's power sales through New York electricity market administered by the New York Independent System Operator.

                14.   KeySpan Services Inc. ("KSI")

          KSI, a Delaware corporation, is a holding company of thirteen(13) wholly-owned, direct subsidiaries which are engaged in: the ownership of telecommunication equipment; the design and development of energy plants for large industrial and institutional customers; the installation and maintenance of heating and central air-conditioning systems; providing a wide range of appliances services for residential customers and small business customers;
providing plumbing and engineering services; and marketing gas and retail electricity.

            o KeySpan Communications Corp. ("KCC"), a New York corporation, owns a 350-mile fiber optic network on Long Island and in New York City. KCC constructs and operates fiber optic networks and transportation facilities. Currently, KCC's fiber optic network serves several carriers under long and short term leases. The fiber optic network also serves the telecommunications needs of KeySpan Energy and its subsidiaries.

            o KeySpan Energy Management, Inc. ("KEMI") is the holding company of two wholly-owned subsidiaries which are engaged in the design and operation of energy systems for large-scale residential and commercial facilities, and provide energy-related services to clients in the New York metropolitan area. Energy related services include: the review of existing utility needs (i.e., electric, power supply and heating, ventilation, and air conditioning ("HVAC") systems); the design and recommendation of new efficient systems; and the installation and construction of power supply and HVAC systems, boilers and burners. The subsidiaries are (i) KeySpan

                Engineering  Associates,  Inc., which is a New York professional engineering corporation that reviews and recommends the power supply needs of its large commercial, industrial and institutional customers and designs efficient, new power supply systems, such as cogeneration facilities.; and (ii) R.D. Mortman, LLC which installs and services burners and boilers and designs, builds, installs and services HVAC systems.

            o KeySpan Energy Services, Inc., a Delaware corporation, is a gas and retail electricity marketer.8 It buys and sells gas to residential, commercial and industrial customers located in the Northeastern United States.

            o KeySpan Energy Solutions, LLC ("KeySpan Solutions"), a New York limited liability company, provides service and maintenance for heating equipment, water heaters, central air conditioners and gas appliances and offers safety products and services to gas consumers. The safety products and services include: safety inspections and repair services; energy assessment and energy related safety checks, such as carbon monoxide and faulty equipment wiring; products to promote safe energy use, increase energy efficiency or provide energy related information, such as carbon monoxide, smoke and fire detectors and fire extinguishers. KeySpan Solutions also wholly owns the following subsidiaries:

                o KeySpan Plumbing Solutions, Inc., a New York corporation, provides plumbing maintenance and services to customers in the New York Metropolitan area.

                o Fritze KeySpan, LLC, a Delaware limited liability company, designs, builds, installs and services HVAC systems for commercial and residential customers in North and Central New Jersey.

            o Delta KeySpan, Inc., a Delaware corporation, designs, builds and installs HVAC systems primarily for commercial customers in Rhode Island and the New England region.

___________________________

8  It sells electricity to a limited number of retail customers.

            o Active Conditioning Corp., a New Jersey corporation, is engaged in installing and maintaining boilers and HVAC systems.

            o Fourth Avenue Enterprise Piping Corp., a New York corporation is engaged in installing and maintaining boilers and HVAC systems.

            o Paulus, Sokolowski & Sartor, Inc. ("PSS"), a New Jersey corporation, is engaged in engineering and consulting services to companies located primarily in New York, New Jersey and Florida. PSS's design services include mechanical, electrical, civil, structural, sanitary, geotechnical and architectural. It also engages in permitting, licensing and environmental compliance. PSS's clients consist of large and industrial customers, such as corporate offices, hotels, laboratories, warehouses, pharmaceutical companies and power plants.

            o WDF, Inc., a New York corporation, provides mechanical contracting services to large scale commercial and industrial customers in the New York area. Its services are primarily the design, construction, alteration, maintenance and repair of plumbing and HVAC systems.

            o Roy Kay, Inc. ("RKI"), a New Jersey corporation, is engaged in mechanical and general contracting services to commercial customers. RKI installs and renovates HVAC systems, as well as oil and gas burners. Its services include the installation of all piping equipment, as well as the design and fabrication of piping and sheet metal for its mechanical contracting services.

            o Roy Kay Electrical Company ("RK Electrical") is a New Jersey corporation that is licensed to perform electrical contracting work both in New York and New Jersey. RK Electrical's services include installing and upgrading the wiring and power supply of buildings for commercial and industrial customers.

            o Roy Kay Mechanical, Inc. ("RK Mechanical") is engaged in the installation and renovation of sprinkler systems and fire suppression systems in New York and New Jersey. Its services include piping fabrication for its systems for commercial and industrial customers.

                15.   KeySpan Technologies Inc. ("KT")


          KT is New York corporation involved in procuring new technologies, such as fuel cells that utilize natural gas, to market to its customers.